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                                                                    EXHIBIT 8.2
                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                                         , 1997

                         Agreement and Plan of Merger
                         Dated as of November 18, 1997
                    Among Total Renal Care Holdings, Inc.,
                           Nevada Acquisition Corp.
                       and Renal Treatment Centers, Inc.

Ladies and Gentlemen:

  We have acted as counsel for Renal Treatment Centers, Inc., a Delaware corporation ("RTC"), in connection with the proposed merger (the "Merger") of Nevada Acquisition Corp. ("Sub"), a Delaware corporation and a wholly owned subsidiary of Total Renal Care Holdings, Inc., a Delaware corporation ("TRCH"), with and into RTC pursuant to an Agreement and Plan of Merger dated as of November 18, 1997 (the "Merger Agreement"), among TRCH, Sub and RTC under which each issued and outstanding share of RTC common stock, other than shares owned by RTC, will be exchanged for common stock of TRCH.

  In that connection, we have examined the Merger Agreement, the joint proxy
statement/prospectus of TRCH and RTC dated           , 1997, (the "Proxy
Statement/Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by
TRCH and RTC in their respective letters to us dated           , 1997, and
delivered to us for purposes of this opinion are accurate and complete.

  Based on the foregoing, and subject to the assumptions, qualifications and limitations contained herein, we hereby confirm that the statements set forth in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences" accurately describe under current law the principal Federal income tax consequences of the Merger to holders of RTC common stock that hold RTC stock as a capital asset.

  The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from TRCH and RTC referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinion cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information are, or later become, inaccurate, or if any of the statements contained in the letters from TRCH and RTC referred to above are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy
Statement/Prospectus under the caption "The Merger--Federal Income Tax Considerations."

  This opinion is being provided solely for the benefit of RTC and its stockholders. No other person or party shall be entitled to rely on this opinion.

                                       Very truly yours,

Renal Treatment Centers, Inc.
Building 2, Suite 300
1180 West Swedesford Road
Berwyn, PA 19312